Exhibit (a)(1)(J)

(France and Sub-plan)

ELECTRONIC ARTS INC.

OWNERSHIP AWARD

2000 EQUITY INCENTIVE PLAN

Participant Name:	Employee #:
Address:	Award #:
City, State Country Zip:	Class:
Location:

Electronic Arts Inc., a Delaware corporation, (the “Company”) hereby grants to the Participant named above an Ownership Award (the “Award”) consisting of Restricted Stock Units issued under the Company’s 2000 Equity Incentive Plan, as amended (the “U.S. Plan”), to receive the total number of units set forth below of the Company’s common stock (the “Award Units”). The Award is subject to all of the terms and conditions set forth herein, in the Appendix A, in the U.S. Plan and in the Rules of the Electronic Arts Inc. 2000 Equity Incentive Plan for the Grant of Restricted Stock Units to Qualifying Employees in France (the “French RSU Plan”) (collectively, with the U.S. Plan , the “Plan”), the provisions of which are incorporated herein by reference. The principal features of the Award are as follows:

Number of Award Units:	###
Date of Ownership Award:	dd-mmm-yyyy

Vesting Schedule: [If 2-year vesting: One hundred percent (100%) of the Award Units shall vest on the second anniversaries of the Award Date,] [If 3-year vesting: Fifty percent (50%) of the Award Units shall vest on each of the second and third anniversaries of the Award Date, respectively,] [If 4-year vesting: Fifty percent (50%) of the Award Units shall vest on the second anniversaries of the Award Date and twenty-five percent of the Award Units shall vest on each of the third and fourth anniversaries of the Award Date, respectively,] provided Participant remains continuously employed by the Company or a Subsidiary throughout each vesting date (or such later date as may result from suspended vesting as provided below). Vesting will continue in accordance with the Vesting Schedule during a leave of absence that is protected under local law (which may include, but is not limited to, a maternity, paternity, disability, medical, or military leave), provided that such vesting shall not exceed the maximum leave of absence period protected by local law. Vesting shall be suspended during any unpaid personal leave of absence, except as otherwise provided by local law.

PLEASE READ ALL OF APPENDIX A WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THE AWARD.

ELECTRONIC ARTS INC.

/s/ Stephen G. Bené
Stephen G. Bené
Senior Vice President and General Counsel

ACCEPTANCE:

By accepting this Award and signing below, Participant hereby acknowledges that a copy of the U.S. Plan, a copy of the French RSU Plan and a copy of the U.S. Plan prospectus, as amended, are available upon request from the Company’s Stock Administration department and can also be accessed electronically. Participant represents that Participant has read and understands the terms and conditions thereof, and accepts the Award subject to all the terms and conditions of the Plan, the Award and Appendix A. Participant acknowledges that there may be adverse tax consequences due to the Award and that Participant should consult a tax advisor to determine his or her actual tax consequences. Participant must accept this Award by executing and delivering a signed paper version of this Award to the Company within thirty (30) days, otherwise the Company may, at its discretion, rescind the Award in its entirety.

Sign:		Date:
Participant Name

APPENDIX A

ELECTRONIC ARTS INC.

EMPLOYEE SHARE OWNERSHIP AWARD

(FOR EMPLOYEES IN FRANCE)

1. Award. Each Award Unit represents the unsecured right to receive one share of Electronic Arts Inc. common stock, $0.01 par value per share (“Common Stock”), subject to certain restrictions and on the terms and conditions contained in this Employee Share Ownership Award (“Award”), the Electronic Arts’ 2000 Equity Incentive Plan, as amended (the “U.S. Plan”) and the Rules of the Electronic Arts Inc. 2000 Equity Incentive Plan for the Grant of Restricted Stock Units to Qualifying Employees in France (the “French RSU Plan”) (collectively, with the U.S. Plan, the “Plan”). In the event of any conflict between the terms of the Plan and this Award, the terms of the Plan shall govern. Any terms not defined herein shall have the meaning set forth in the Plan.

The Award Units subject to this Award are intended to be French-qualified Restricted Stock Units that qualify for the favorable tax and social security regime in France, as set forth in the French RSU Plan. Certain events may affect the status of the Award Units as French-qualified Restricted Stock Units and the Award may be disqualified in the future. The Company does not make any undertaking or representation to maintain the qualified status of the French-qualified Restricted Stock Units during the life of the Award, and the Participant will not be entitled to any damages if the Award no longer qualifies as French-qualified Restricted Stock Units.

2. No Shareholder Rights. The Award does not entitle Participant to any rights of a shareholder of Common Stock. The rights of Participant with respect to the Award shall remain forfeitable at all times prior to the date on which such rights become vested.

3. Conversion of Award Units; Issuance of Common Stock. No Shares of Common Stock shall be issued to Participant prior to the date on which the Award Units vest. After any Award Units vest, the Company shall promptly cause to be issued in book-entry form, registered in Participant’s name or in the name of Participant’s legal representatives or heirs, as the case may be, Common Stock in payment of such vested whole Award Units; provided, however, that in the event such Award Units do not vest on a day during which the Company’s Common Stock is quoted on the NASDAQ Global Select Market (or traded on such other principal national securities market or exchange on which the Company’s Common Stock may then be listed) (“Trading Day”), the Company shall cause such Common Stock to be issued on the next Trading Day following the date on which such Award Units vest; provided, further, that in no event shall the Company cause such Shares to be issued later than two (2) months after the date on which such Award Units vest. For purposes of this Award, the date on which vested Award Units are converted into Common Stock shall be referred to as the “Conversion Date.” As set forth in the French RSU Plan, the Conversion Date shall not occur prior to the expiration of a two-year period as calculated from the Award Date, or such other period as is required to comply with the minimum mandatory vesting period applicable to French-qualified Restricted Stock Units.

4. Fractional Award Units. In the event Participant is vested in a fractional portion of an Award Unit (a “Fractional Portion”), such Fractional Portion shall not be converted into a Share or issued to Participant. Instead, the Fractional Portion shall remain unconverted until the final vesting date for the Award Units; provided, however, if Participant vests in a subsequent Fractional Portion prior to the final vesting date for the Award Units and such Fractional Portion taken together with a previous Fractional Portion accrued by Participant under this Award would equal or be greater than a whole Share, then such Fractional Portions shall be converted into one Share; provided, further, that following such conversion, any remaining Fractional Portion shall remain unconverted. Upon the final vesting date, the value of any remaining Fractional Portion(s) shall be rounded up to the nearest whole Award Unit at the same time as the conversion of the remaining Award Units and issuance of Common Stock described in section 3 above.

5. Restriction on Transfer. Neither the Award Units nor any rights under this Award may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by Participant other than by will or by the laws of descent and distribution, and any such purported sale, assignment, transfer, pledge, hypothecation or other disposition shall be void and unenforceable against the Company.

6. Restriction on Sale. Participant (or Participant’s legal representatives or heirs, as the case may be) may not sell or otherwise transfer the Shares issued on the Conversion Date prior to the second anniversary of the respective Conversion Date, or such other period as is required to comply with the minimum mandatory holding period applicable to shares underlying French-qualified Restricted Stock Units under Section L.225-197-1 of the French Commercial Code, as amended. This restriction applies even after Termination of employment. If the minimum holding period applicable to shares underlying the French-qualified Restricted Stock Units is not met, the Award Units may not receive the favorable tax and social security treatment applicable to French-qualified Restricted Stock Units under French law. In this case, Participant accepts and agrees that Participant will be responsible for paying personal income tax and his or her portion of social security contributions resulting from the Award Units. Furthermore, as long as the Shares qualify for favorable tax and social security treatment, Participant understands, acknowledges and agrees that the Shares may not be sold during certain Closed Periods, to the extent applicable under French law.

These Closed Periods are (i) 10 quotation days preceding and following the disclosure to the public of the consolidated financial statements or the annual statements of the Company; or (ii) any period during which the corporate management of the Company possesses confidential information which could, if disclosed to the public, significantly impact the quotation of the Common Stock of the Company, until 10 quotation days after the day such information is disclosed to the public.

7. Termination of Employment.

(a) Forfeiture of Unvested Award Units Upon Termination of Employment, Other than Death or Disability. In the event that Participant’s employment or service is Terminated for any reason other than death or Disability and the Award Units are not yet fully vested as of the date of Termination, then the unvested Award Units shall be forfeited immediately upon such Termination, as described in Section 9(k) below.

(b) Termination of Employment Due to Disability. If the Participant’s employment with the Company or Subsidiary is Terminated due to Disability after the first anniversary of the Award Date, a pro-rata portion of the Award Units, to the extent that the Award Units are partially vested on the Termination date (as described below), will be converted into Shares and issued to the Participant, or Participant’s legal representatives or heirs, as the case may be. If the Participant’s employment with the Company or Subsidiary is Terminated due to Disability before the first anniversary of the Award Date, the entire Award shall be forfeited. In determining the pro-rata portion of the Award Units that are vested on the Termination date, the Committee will consider the number of months worked by Participant during the 12-calendar month period preceding the next anniversary of the Award Date under the following formula:

Number of Award Units scheduled to vest on the next anniversary of the Award Date	multiplied by	[Number of calendar months worked by Participant during the 12-month period prior to the next anniversary of the Award Date] divided by 12

Participant shall be deemed to have worked a calendar month if Participant has worked any portion of that month. The Committee’s determination of vested Award Units shall be in whole Award Units only and will be binding on the Participant.

(c) Termination of Employment Due to Death. If the Participant’s employment with the Company or Subsidiary is Terminated due to death, the Award Units shall become transferable to the Participant’s heirs on the date of death. The heirs may request the issuance of the Shares subject to the Award Units (whether or not they were vested on the date of death) within six months following the date of death of Participant. If the Participant’s heirs do not request issuance of the Shares within six months of the date of death, the Award Units shall be forfeited. Notwithstanding the foregoing, the Participant’s heirs must comply with the restriction on the sale of the Shares set forth in section 6 above, to the extent and as long as applicable under French law.

(d) French Law. If French law and regulations applicable to French-qualified Restricted Stock Units require that the Award Units vest differently than provided in sections 7(b) and 7(c) above, the Award Units shall vest in accordance with French law and regulations.

8. Forfeiture of Pro-Rata Portion of Award Units Upon Cessation of Full-Time Employment Status. Except as provided in this section, the Award Units shall be forfeited in part, if Participant ceases to be a full-time employee, but remains an employee of the Company or Subsidiary. If the Participant ceases to be a full-time employee for any reason other than Disability but remains an employee of the Company or Subsidiary, the number of Award Units shall be reduced by the result of the following formula:

Total number of unvested Award Units	multiplied by

[[X minus Y] divided by X]

Where X equals the number of hours in Participant’s regularly-scheduled workweek prior to ceasing to be a full-time employee, and Y equals the number of hours in Participant’s regularly-scheduled workweek after ceasing to be a full-time employee.

Unless otherwise determined by the Committee or required by local law, a Participant shall be deemed to be a “full-time” employee if Participant works not less than 40 hours per week or such other number of minimum hours per workweek then considered by the Company in its sole discretion to be “full-time”.

The Award shall continue to vest as set forth in the Award, provided the Participant is continuously employed by the Company or Subsidiary during the relevant vesting period. If Participant later returns to a full-time employee status, the forfeited Award Units shall not be reinstated.

9. Acknowledgement of Nature of Plan and Award. In accepting the Award, Participant acknowledges that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan;

(b) the Award is voluntary and occasional and does not create any contractual or other right to receive future awards of Award Units, or benefits in lieu of Award Units, even if Award Units have been granted repeatedly in the past;

(c) all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d) nothing in the Plan or the Award shall confer on Participant any right to continue in the employ of, or other relationship with, the Company or Participant’s employer or limit in any way the right of the Company or Participant’s employer to Terminate Participant’s employment or service relationship at any time;

(e) Participant’s participation in the Plan is voluntary;

(f) the Award Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or Participant’s employer, and which is outside the scope of Participant’s employment or service contract, if any;

(g) the Award Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event may be considered as compensation for, or relating in any way to, past services for the Company or Participant’s employer;

(h) in the event that Participant is not an employee of the Company, the Award and Participant’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company; and furthermore, the Award will not be interpreted to form an employment or service contract or relationship with Participant’s employer or any Subsidiary;

(i) the future value of the underlying Shares of Common Stock is unknown and cannot be predicted with certainty;

(j) in consideration of the Award, no claim or entitlement to compensation or damages shall arise from termination of the Award Units or diminution in value of the Award Units or Shares of Common Stock received upon vesting of the Award Units resulting from Termination of Participant’s employment by the Company or Participant’s employer (for any reason whatsoever and whether or not in breach of local labor laws) and Participant irrevocably releases the Company and the Participant’s employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing the Award, Participant will be deemed irrevocably to have waived his or her entitlement to pursue such claim;

(k) except as otherwise provided by the Committee, in the event of Termination of Participant’s employment (whether or not in breach of local labor laws), Participant’s right to receive an Award and vest in the Award Units under the Plan, if any, will terminate effective as of the date that Participant is no longer actively employed and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when Participant is no longer actively employed for purposes of his or her Award;

(l) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares of Common Stock; and

(m) Participant is hereby advised to consult with his or her own tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

10. Tax Withholding. Regardless of any action the Company or Participant’s employer takes with respect to any or all income tax, social insurance, payroll tax or other applicable taxes (“Tax Items”) in connection with the Award, Participant hereby acknowledges and agrees that the ultimate liability for all Tax Items legally due by Participant is and remains the responsibility of the Participant.

Participant acknowledges and agrees that the Company and/or Participant’s employer: (i) make no representations or undertakings regarding the treatment of any Tax Items in connection with any aspect of the Award, including, but not limited to, the grant or vesting of the Award Units, the subsequent sale of Shares of Common Stock acquired under the Plan and the receipt of any dividends; and (ii) do not commit to structure the terms of the Award or any aspect of the Award to reduce or eliminate Participant’s liability for Tax Items.

(a) Prior to delivery of Shares of Common Stock upon the vesting of the Award Units (“Award Shares”), Participant must pay or make adequate arrangements satisfactory to the Company and/or Participant’s employer to satisfy all withholding obligations for Tax Items of the Company and/or Participant’s employer. In this regard, Participant authorizes the Company and/or Participant’s employer, at their discretion and if permissible under local law, to satisfy the obligations with regard to all Tax Items legally payable by Participant by one or a combination of the following:

(i) withholding Shares from the delivery of the Award Shares, provided that the Company only withholds a number of Shares with a Fair Market Value equal to or below the minimum withholding amount for Tax Items, provided, however, that in order to avoid issuing fractional Shares, the Company may round up to the next nearest number of whole Shares, as long as the Company issues no more than a single whole Share in excess of the minimum withholding obligation for Tax Items. For example, if the minimum withholding obligation for Tax Items is $225 and the Fair Market Value of the Common Stock is $50 per share, then the Company may withhold up to five (5) Shares from the delivery of Award Shares on the Conversion Date. The Company or the Participant’s employer will remit the total amount withheld for Tax Items to the appropriate tax authorities; or

(ii) withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or Participant’s employer; or

(iii) selling or arranging for the sale of Award Shares.

Participant understands, acknowledges and agrees that any amount withheld in excess of the actual Tax Items will be refunded by the Company and/or Participant’s employer to the Participant as soon as practicable. Finally, the Participant shall pay to the Company or Participant’s employer any amount of Tax Items that the Company or Participant’s employer may be required to withhold as a result of Participant’s participation in the Plan that cannot be satisfied by one or more of the means previously described. The Company may refuse to deliver the Award Shares if Participant fails to comply with his or her obligations in connection with the Tax Items as described in this section.

11. Compliance with Laws and Regulations. The issuance and transfer of Common Stock shall be subject to compliance by the Company and the Participant with all applicable requirements of federal, state and foreign laws and with all applicable requirements of any stock exchange or national market system on which the Company’s Common Stock may be listed at the time of such issuance or transfer. The Company is not required to issue or transfer Common Stock if to do so would violate such requirements.

12. Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in the Award and any other Award materials by and among, as applicable, Participant’s employer, the Company and any Subsidiary for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and Participant’s employer may hold certain personal information about him or her, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

Participant understands that Data will be transferred to E*Trade Financial Services, Inc. or such other stock plan service provider as may be selected by Participant or as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting Participant’s local human resources representative. Participant authorizes the Company, E*Trade Financial Services, Inc. and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Participant understands, however, that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

13. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Award or future awards made under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

14. Authority of the Board and the Committee. Any dispute regarding the interpretation of the Award shall be submitted by Participant, Participant’s employer, or the Company, forthwith to either the Board or the Committee, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Board or Committee shall be final and binding on the Participant, Participant’s employer, and/or the Company.

15. Deferral of Compensation. Payments made pursuant to this Plan and Award are intended to qualify for the “short-term deferral” exemption from Section 409A of the Code. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Award agreement to ensure that all Awards are made in a manner that qualifies for exemption from or complies with Section 409A of the Code, provided however, that the Company makes no representations that the Award will be exempt from Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to this Award. Any such amendment or modification may result in the loss of the favorable French tax and social security treatment applicable to French-qualified Restricted Stock Units.

16. Governing Law and Choice of Venue. The Award as well as the terms and conditions set forth in the Plan shall be governed by, and subject to, the law of the State of California. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Award, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of San Mateo County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

17. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award.

18. Language. If Participant has received this Award agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control unless otherwise prescribed by local law.

19. Agreement Severable. In the event that any provision in this Award agreement is held to be invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award agreement.

20. Entire Agreement. The Award, including this Appendix A and the Plan constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.

RULES OF THE ELECTRONIC ARTS INC.

2000 EQUITY INCENTIVE PLAN

FOR THE GRANT OF RESTRICTED STOCK UNITS

TO QUALIFYING EMPLOYEES IN FRANCE

1. Introduction.

The Board of Directors (the “Board”) of Electronic Arts Inc. (the “Company”) has established the Electronic Arts Inc. 2000 Equity Incentive Plan, as amended (the “U.S. Plan”), for the benefit of certain employees of the Company and its affiliated companies, including its French subsidiary(ies) and/or affiliate(s) (a “French Entity”), of which the Company holds directly or indirectly at least 10% of the share capital.

Section 4.1 of the U.S. Plan specifically authorizes the Board or the Compensation Committee of the Board (the “Committee”) to prescribe rules and regulations relating to the U.S. Plan and to make all other determinations necessary or advisable for the administration of the U.S. Plan (including with respect to restricted stock units granted to employees in France). The Committee has determined that it is advisable to establish a subplan for the purposes of permitting restricted stock units granted to employees of a French Entity to qualify for the favorable tax and social security treatment available for such grants in France. The Committee, therefore, intends to establish a subplan of the U.S. Plan for the purpose of granting restricted stock units which qualify for the favorable tax and/or social security treatment in France applicable to shares granted for no consideration under Sections L. 225-197-1 to L. 225-197-5 of the French Commercial Code, as amended (“French-qualified Restricted Stock Units”), to qualifying employees in France who are resident in France for French tax purposes and subject to the French social security regime (the “French Participants”).

The terms of the U.S. Plan applicable to restricted stock units, as set out in Appendix 1 hereto, shall, subject to the modifications in the following rules, constitute the Rules of the Electronic Arts Inc. 2000 Equity Incentive Plan for the Grant of Restricted Stock Units to Qualifying Employees in France (the “French RSU Plan”).

Under the French RSU Plan, qualifying employees selected at the Committee’s discretion will be granted Restricted Stock Units only as defined in Section 2 hereunder. The provisions of Section 5, 6 and 8 of the U.S. Plan permitting the grant of stock options, restricted stock and stock appreciation rights are not applicable to grants made under the French RSU Plan.

2. Definitions.

Except as otherwise provided herein, capitalized terms used in the French RSU Plan shall have the same meanings as set forth in the U.S. Plan. The terms set out below will have the following meanings:

(a) Closed Period.

As of the date of adoption of this French RSU Plan, the term “Closed Period” is defined in Section L. 225-197-1 of the French Commercial Code, as amended, as:

(i) Ten quotation days preceding and following the disclosure to the public of the consolidated financial statements or the annual statements of the Company; or

(ii) Any period during which the corporate management of the Company possesses confidential information which could, if disclosed to the public, significantly impact the quotation of the Common Stock of the Company, until ten quotation days after the day such information is disclosed to the public.

If the French Commercial Code is amended after adoption of this French RSU Plan to modify the definition and/or applicability of the Closed Periods to French-qualified Restricted Stock Units, such amendments shall become applicable to any French-qualified Restricted Stock Units granted under this French RSU Plan, to the extent required under French law.

(b) Grant Date.

The term “Grant Date” shall be the date on which the Committee both (1) designates the French Participant, and (2) specifies the terms and conditions of the French-qualified Restricted Stock Units, including the number of Shares to be issued at a future date, the conditions for the vesting of the French-qualified Restricted Stock Units, the conditions for the issuance of the Shares underlying the French-qualified Restricted Stock Units by the Company, if any, and the conditions of the transferability of the Shares once issued, if any.

(c) Restricted Stock Units.

The term “Restricted Stock Units” shall mean a promise by the Company to issue to a French Participant at a future date at no consideration a certain number of Shares for each unit granted to a French Participant, provided certain conditions are met, and for which any dividend and voting rights attach only upon the issuance of Shares. Notwithstanding the provisions of Section 7 of the U.S. Plan, a French Participant will not have to pay any consideration for French-qualified Restricted Stock Units or the Shares subject to French-qualified Restricted Stock Units, and French-qualified Restricted Stock Units granted under the French RSU Plan will be paid in Shares only and a French Participant will not be entitled to receive an amount in cash in lieu of Shares. Furthermore, French-qualified Restricted Stock Units granted under the French RSU Plan will not give rise to dividend equivalent payments prior to the issuance of Shares subject to the French-qualified Restricted Stock Units.

(d) Vesting Date.

The term “Vesting Date” shall mean the date on which the Shares underlying the French-qualified Restricted Stock Units become non-forfeitable and the Shares underlying the French-qualified Restricted Stock Units will be issued to the French Participant; provided, however, that the Committee may provide in the applicable Restricted Stock Unit Agreement that the Shares underlying the French-qualified Restricted Stock Units will be issued only at a date occurring after the Vesting Date.

3. Entitlement to Participate.

(a) Subject to Section 3(c) below, any French Participant who, on the Grant Date of the French-qualified Restricted Stock Units and to the extent required under French law, is either employed under the terms and conditions of an employment contract with a French Entity (“contract de travail”) or who is a corporate executive of a French Entity, shall be eligible to receive, at the discretion of the Committee, French-qualified Restricted Stock Units under this French RSU Plan, provided that he or she also satisfies the eligibility conditions of Section 3 of the U.S. Plan.

(b) French-qualified Restricted Stock Units may not be issued to corporate executives of a French Entity, other than the managing directors (e.g., Président du Conseil d’Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant de Sociétés par actions), unless they are employed by a French Entity, as defined under French law.

(c) French-qualified Restricted Stock Units may not be issued to employees or corporate executives owning more than ten percent (10%) of the Company’s capital shares or to individuals other than employees and corporate executives of a French Entity.

4. Conditions of the French-Qualified Restricted Stock Units.

(a) Vesting of French-Qualified Restricted Stock Units.

Subject to Section 8 below, the first Vesting Date of the French-qualified Restricted Stock Units (or, if later, the date on which the Shares underlying the French-qualified Restricted Stock Units are issued to a French Participant) shall not occur prior to the expiration of a two-year period as calculated from the Grant Date, or such other period as is required to comply with the minimum mandatory vesting period applicable to French-qualified Restricted Stock Units under Section L. 225-197-1 of the French Commercial Code, as amended.

(b) Holding of Shares.

The sale or transfer of Shares issued pursuant to the French-qualified Restricted Stock Units may not occur prior to the relevant anniversary of the Vesting Date specified by the Committee and in no case prior to the expiration of a two-year period as calculated from the respective Vesting Date (or, if later, the date on which the Shares underlying the French-qualified Restricted Stock Units are issued to a French Participant), or such other period as is required to comply with the minimum mandatory holding period applicable to French-qualified Restricted Stock Units under Section L. 225-197-1 of the French Commercial Code, as amended, even if the French Participant is no longer an employee or corporate executive of a French Entity.

In addition, the Shares issued pursuant to the French-qualified Restricted Stock Units may not be sold or transferred during a Closed Period, so long as those Closed Periods are applicable to Shares underlying French-qualified Restricted Stock Units.

(c) French Participant’s Account.

Any Shares issued to the French Participant pursuant to the French-qualified Restricted Stock Units shall be recorded in an account in the name of the French Participant with the Company or a broker or in such other manner as the Company may otherwise determine in order to ensure compliance with applicable law.

5. Non-transferability of French-Qualified Restricted Stock Units.

Except in the case of death, French-qualified Restricted Stock Units may not be transferred to any third party.

6. Adjustments and Corporate Transactions.

In the event of a change in the capital structure in the Company as set forth in Section 2.3 of the U.S. Plan or a corporate transaction as set forth in Section 19 of the U.S. Plan, adjustments to the terms and conditions of the French-qualified Restricted Stock Units or underlying Shares may be made only in accordance with the U.S. Plan and pursuant to applicable French legal and tax rules. Nevertheless, the Board or the Committee, at its discretion, may determine to make adjustments in the case of a transaction for which adjustments are not authorized under French law, in which case the Restricted Stock Units may no longer qualify as French-qualified Restricted Stock Units.

7. Disqualification of French-Qualified Restricted Stock Units.

In the event changes are made to the terms and conditions of the French-qualified Restricted Stock Units due to any requirements under the applicable laws of incorporation of the Company, or by decision of the Company’s shareholders, the Board or the Committee, the Restricted Stock Units may no longer qualify as French-qualified Restricted Stock Units. If the Restricted Stock Units no longer qualify as French-qualified Restricted Stock Units, the Committee may, in its sole discretion, determine to lift, shorten or terminate certain restrictions applicable to the vesting of the Restricted Stock Units or to the sale of the Shares underlying the Restricted Stock Units which have been imposed under this French RSU Plan or in the Restricted Stock Units Agreement delivered to the French Participant in order to achieve the favorable tax and social security treatment for French-qualified Restricted Stock Units.

8. Death.

In the event of the death of a French Participant, the French-qualified Restricted Stock Units held by the French Participant at the time of death become transferable to the French Participant’s heirs. The heirs can request the issuance of the Shares subject to the French-qualified Restricted Stock Units (whether or not they are vested at the time of death) within six months following the death of the French Participant, unless otherwise provided in the Restricted Stock Unit Agreement delivered to the French Participant. Notwithstanding the foregoing, the French Participant’s heirs must comply with the restriction on the sale of Shares set forth in Section 4(b) above to the extent and as long as applicable under French law.

9. Interpretation.

It is intended that Restricted Stock Units granted under this French RSU Plan shall qualify for the favorable tax and social security treatment applicable to Restricted Stock Units granted under Sections L. 225-197-1 to L. 225-197-5 of the French Commercial Code, as amended, and in accordance with the relevant provisions set forth by French tax and social security laws. The terms of this French RSU Plan shall be interpreted accordingly and in accordance with the relevant Guidelines published by French tax and social security administrations and subject to the fulfillment of certain legal, tax and reporting obligations, if applicable.

10. Employment Rights.

The adoption of this French RSU Plan shall not confer upon the French Participants or any employees of a French Entity, any employment rights and shall not be construed as part of any employment contracts that a French Entity has with its employees.

11. Amendments.

Subject to the terms of the U.S. Plan, the Committee reserves the right to amend or terminate the French RSU Plan at any time.

12. Adoption.

The French RSU Plan, in its entirety, was adopted by Unanimous Written Consent of the Committee appointed by the Board of Directors of Electronic Arts Inc. to administer the U.S. Plan, through its designee                      on March 1, 2006.

ELECTRONIC ARTS INC.

By:

APPENDIX 1

[attach copy of U.S. plan]